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                                                                Exhibit No. 10.3


                              EMPLOYMENT AGREEMENT


      Agreement made as of the 20th day of November, 1998, between UNITED RETAIL GROUP, INC., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the "Company), and KENNETH P. CARROLL, residing at 140 Prospect Avenue, Apartment 11J, Hackensack, New Jersey 07601 (the "Executive").

      WHEREAS, the Executive is an attorney admitted to practice before the courts of the State of New York and the United States District Court for the Southern District of New York;

      WHEREAS, the Executive has been employed by the Company as its Senior Vice President - General Counsel to provide, among other things, advice on the laws of the State of New York and the federal laws of the United States and to supervise the representation before courts and legislative and administrative bodies of the Company and its subsidiaries;

      WHEREAS, the Company desires to continue the professional services of the Executive, and the Executive desires to continue to provide such services to the Company, on the terms set forth in this Agreement;

      WHEREAS, the provisions of this Agreement were recommended by the Compensation Committee of the Company's Board of Directors on November 9, 1998; and

      WHEREAS, this Agreement was reviewed by special counsel retained by the Compensation Committee of the Board of Directors of the Company and approved by the Company's Board of Directors on November 20, 1998.

      NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    DEFINITIONS.

      (a) Affiliated Companies shall mean, with respect to the Company, any corporation, limited partnership, general partnership, association, joint-stock company, joint venture, trust, bank, trust company, land trust, business trust, fund or any organized group of persons, whether or not a legal entity, that is directly or indirectly controlled by the Company.

      (b)   Base Salary shall have the meaning set forth in Section 4(a).
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      (c)   Board of Directors shall mean the Board of Directors of the Company.

      (d) Business of the Company shall mean the operation of a retail store chain which markets and sells apparel for women principally in sizes 14 and larger and any other future business in which the Company and its subsidiaries and Affiliated Companies engage that produces more than 10% of the Company's consolidated sales.

      (e) By-laws shall mean the Restated By-laws of the Company as currently in force.

      (f) Cause shall mean the occurrence of one or more of the following events:

                  (i) a judgment of conviction against the Executive or a plea of guilty has been entered for any felony which is both based on his personal actions (excluding liability imputed to him by reason of his position as an executive of the Company) and involves common law fraud, embezzlement, willful dishonesty or moral turpitude (the entry of a judgment or plea being the only event or circumstance sufficient to constitute Cause under this subparagraph (i)), provided, however, that any felony an essential element of which is predicated on the operation of a vehicle shall be deemed not to involve moral turpitude;

                  (ii) the Executive has been disbarred by the New York Supreme Court or permanently barred from practice before the Securities and Exchange Commission ("SEC");

                  (iii) (A) the Executive has willfully and continuously failed to perform his duties to the Company in any material respect, or (B) the Executive has failed in any material respect to follow specific directions of the Board of Directors or the Chief Executive Officer in the performance of his duties;

                  (iv) the Executive has demonstrated willful misconduct in the performance of his duties to the Company in any material respect and material economic harm to the Company has resulted; or


                  (v) there has been a breach in any material respect of any of the provisions of Section 11;

            provided, however, that the judgment of conviction or plea of guilty referred to in subparagraph (i), the disbarment referred to in subparagraph (ii), the failure of performance referred to in subparagraph (iii), the misconduct referred to in subparagraph (iv), and the breach referred to in subparagraph (v) shall constitute Cause for a maximum of only 90 days after the judgment of conviction, plea of guilty or disbarment was entered, the failure of performance commenced, the material economic harm resulted, or the breach first took place, as the case may be.


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      (g)   Change of Control shall mean resignation or removal (including failure to reelect) for any reason of the Chief Executive Officer of the Company, within 90 days after either (i) the acquisition after the date first set forth above by any person (defined for the purposes of this paragraph to mean any person within the meaning of
            Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Company, the resigned or removed Chief Executive Officer, the Executive or an employee benefit plan created by the Board of Directors for the benefit of the Company's Associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the SEC under Section 13(d) of the Exchange Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 30% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, (ii) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors, or (iii) the merger or consolidation of the Company with, or transfer of substantially all of the assets of the Company to, another person; provided, however that any such acquisition, election, merger, consolidation or transfer that is approved in advance in writing by the Executive shall not be a predicate for a Change of Control.

      (h)   CPI shall have the meaning set forth in Section 4(a).

      (i)   Cure Period shall have the meaning set forth in Section 14(b).

      (j)   Group Benefits shall have the meaning set forth in Section 6(a).

      (k) Options shall mean employee stock options under a benefit plan or arrangement between the Company and the Executive, including those which may be granted during the Term of Employment, held by the Executive or his assigns or donees.

      (l)   Performance Bonus shall have the meaning set forth in Section 4(b).

      (m) Permanent Disability shall mean the inability of the Executive to perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of four months or (ii) at such earlier time as the Executive submits medical evidence satisfactory to the Company that the Executive has a physical or mental disability or infirmity that will likely


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            prevent him from substantially performing his duties and
            responsibilities for four months or longer (the date of such Permanent Disability shall be on the last day of such four-month period or the day on which the Executive submits such evidence, as the case may be).

      (n) Protected Information shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the Business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development, store operating results, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of
            Section 11.

      (o) Resignation Compensation shall have the meaning set forth in Section 14(c).

      (p)   Severance Pay shall have the meaning set forth in Section 14(b).

      (q)   Successor shall have the meaning set forth in Section 20.

      (r) Tax shall mean all taxes on income, which shall be assumed to be at a rate equal to the sum of the highest marginal rates, including any applicable surcharges, of federal income tax, state income tax, local income tax, Medicare payroll tax and any similar income or payroll tax for a married citizen filing a joint return from the county of the Executive's residence, as now in effect or as amended from time to time.

      (s) Term of Employment shall mean the period of time commencing on the date first set forth above and ending on August 3, 2003 or such later date as may be mutually agreed upon by the Board of Directors and the Executive.

      (t)   Termination Without Cause shall have the meaning set forth in
            Section 14(b).

      (u) Unauthorized shall mean: (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract.


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      2.    TERM.

      The Company hereby employs the Executive, and the Executive hereby accepts such employment, in the capacities and upon the terms and conditions hereinafter set forth, during the Term of Employment.

      3.    DUTIES.

      (a) During the Term of Employment, the Executive shall serve as the Senior Vice President - General Counsel of the Company. The Executive shall also occupy a similar position in the Company's subsidiaries other than The Avenue, Inc. and United Retail International, Ltd. In such capacity, the Executive shall (i) provide advice on the laws of the State of New York and the federal laws of the United States, (ii) supervise the representation before courts and legislative and administrative bodies of the Company and its subsidiaries, (iii) engage and approve the fees of all attorneys who represent or advise the Company or a subsidiary of the Company,
            (iv) approve the form of all material contracts entered into by the Company or one of its subsidiaries, (v) comment on drafts of all documents to be filed by the Company with the SEC, and (vi) perform such other professional duties as may be determined and assigned to the Executive from time to time by the Board of Directors and the Chief Executive Officer. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation or canon of legal ethics. The Executive shall report solely and directly to the Chief Executive Officer.

      (b) The Executive accepts such employment and hereby agrees to serve the Company faithfully, industriously and to the best of his ability in such capacities, with undivided loyalty, devoting substantially all of his professional time, attention, knowledge, energy and skills to such employment except during vacation not to exceed three weeks in any year. The Executive may oversee personal and family investments in a manner in which the Executive does not actively operate portfolio companies in the ordinary course of business.

      4. COMPENSATION. As compensation to the Executive for performance of the services required hereunder and as consideration for his execution and delivery of this Agreement, the Company shall pay him (subject to Sections 7 and 14), and the Executive agrees to accept, the following salary and other compensation:

      (a) A base salary, payable in accordance with the regular executive payroll practices of the Company, at a rate of $220,000 per annum during the period ending on January 31, 1999 and thereafter at such higher rate as may be determined by the


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            Compensation Committee of the Board of Directors, but in any event base salary shall increase as of February 1, 1999 by a percentage at least equal to the increase, if any, in the Consumer Price Index for All Urban Consumers for New York and Northern New Jersey published by the Bureau of Labor Statistics of the Department of Labor ("CPI") since January 31, 1998 and shall increase as of each anniversary of February 1, 1999 by a percentage at least equal to the increase, if any, in the CPI since the previous January 31st (as increased from time to time, the "Base Salary").

      (b) The Executive shall continue to be eligible to receive, and the Company shall continue to pay, a semi-annual cash incentive compensation payment ("Performance Bonus") based on the Company's consolidated operating income for the six-month periods ending January 31st and July 31st, respectively, with a semi-annual award ranging from zero to 80% of Base Salary for the six-month period in accordance with past practice, provided, however, that the Performance Bonus shall be earned and fully vested in the Executive as of January 31st or July 31st, as the case may be, whether or not the Executive shall remain in the Company's employ after the Performance Bonus shall have vested and provided, further, that the Performance Bonus shall be paid to the Executive as soon as practicable after the consolidated operating income for the period in question shall be determined.

      (c) If the federal excise tax pursuant to Section 280G of the Code or any successor provision on "golden parachute" payments applies to any acceleration of the vesting of Options during the Term of Employment, the Company shall immediately pay the Executive (w) an amount equal to the excise tax incurred plus (x) an amount equal to the Tax with respect to the payment made pursuant to clause (w) of this sentence, plus (y) an amount equal to the federal excise tax on "golden parachute" payments with respect to the payment, if any, made pursuant to clause (x) of this sentence plus (z) an amount equal to the Tax with respect to the payment made pursuant to clause
            (y) of this sentence.

      5. EXPENSES. The Executive will continue to be required to incur reasonable and necessary travel, business entertainment and other business expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by the Executive incident to the performance of the Executive's duties hereunder, upon submission by the Executive to the Company of vouchers or expense statements satisfactorily evidencing such expenses.

      6.    EXECUTIVE BENEFITS.

      (a) The Company shall provide the Executive with benefits ("Group Benefits"), taken as a whole, that are at least equal to those provided by the Company to the other senior executives of the Company, including, without limitation, enhanced disability insurance benefits at the level insured on the date first set forth above


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            (or, if the group disability insurance can not be continued in force, the Company shall provide other disability benefits equivalent to the benefits under the group policy).

      (b) Group Benefits shall be provided while the Executive is employed by the Company under this Agreement and thereafter as provided pursuant to the terms of this Agreement.

      (c) All Options shall be fully vested and immediately exercisable after either Termination Without Cause or a Change of Control, anything in any stock option agreement between the Company and the Executive to the contrary notwithstanding. In the event of Termination Without Cause, Options shall be exercisable for the lesser of 90 days thereafter or the remainder of the term of the Option. In the event of Change of Control, Options shall be exercisable until the earlier of 90 days after the termination of the Executive's employment hereunder (including resignation) or the expiration of the term of the Option.

      7.    PERMANENT DISABILITY; DEATH.

      (a) In the event of the Permanent Disability of the Executive during the Term of Employment, the Company shall, upon written notice to the Executive, have the right to terminate the Executive's employment hereunder by reason of Permanent Disability.

      (b) In the event of the death of the Executive during the Term of Employment, this Agreement shall automatically terminate.

      8. BENEFITS UPON DEATH OR DISABILITY. In the event of the Executive's death or a termination of the Executive's employment by the Company due to Permanent Disability, the Executive, his executor or his heirs at law, as the case may be, shall be entitled to:

      (a) any Base Salary accrued or any Performance Bonus vested but not yet paid;

      (b) a pro rata Performance Bonus for the season in which death or Permanent Disability occurs determined and payable on the basis of the number of days worked during the season and the bonus percentage established for the season;

      (c)   any accrued vacation pay;

      (d) reimbursement for expenses incurred but not yet paid prior to such death or Permanent Disability;


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      (e)   any other compensation and benefits as may be provided in accordance with the terms and provisions of the Group Benefits or of this Agreement; and

      (f) in the case of Permanent Disability, for five years following the date of Permanent Disability, first, COBRA health insurance benefits for the Executive and his dependents at the Company's expense until the COBRA benefits expire and thereafter, for the remainder of such five-year period, equivalent reimbursement of healthcare expenses directly by the Company.

      The provisions of this Section 8 shall survive the termination of the Executive's employment hereunder.

      9. REPRESENTATION, WARRANTY AND COVENANT OF EXECUTIVE. The Executive represents, warrants and covenants to the Company that he is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement.

      10. REPRESENTATION, WARRANTY AND COVENANT OF THE COMPANY. The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting creditors' rights generally. The Company covenants that it shall give notice promptly to the Executive of the occurrence of Change of Control pursuant to Section 21.

      11.   RESTRICTIVE COVENANTS AND CONFIDENTIALITY.

      (a)   The Executive agrees that he shall not:

            (i) solicit, raid, entice, encourage or induce any person, firm or corporation that at any time within one year prior to the termination of this Agreement shall have been an exclusive supplier to the Company, or any of its subsidiaries or Affiliated Companies, to become a supplier to any other person, firm or corporation that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company and the Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; or

            (ii) solicit, raid, entice, encourage or induce any person who at any time within one year prior to the termination of this Agreement shall have been an employee of the Company, or any of its subsidiaries or Affiliated Companies, to become employed by any person, firm or corporation, and


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                  the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

      (b) During the Term of Employment and thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 11 and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel that such disclosure is necessary to comply with such court order, decree, rules, regulation or law, he may disclose such information without liability hereunder.

      (c) The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment hereunder, during the Term of Employment, shall become and be the sole property of the Company unless released in writing by the Company.

      (d) The Executive agrees that the Executive shall not, directly or indirectly, within any area in the United States or elsewhere where the Company or any of its subsidiaries or Affiliated Companies is transacting business during the Term of Employment, engage or participate or make any financial investments in or become employed by, or act as an attorney, agent or principal of, or render advisory or other services to or for any person, firm or corporation, or in connection with any business activity (other than that of the Company and its subsidiaries or Affiliated Companies), that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company. Nothing herein contained, however, shall restrict the Executive from overseeing personal and family investments, including any investments in not more than 3% of the voting securities in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as in connection with such investments the Executive does not actively operate any such business or enterprise that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company. The


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            Executive further agrees that the Executive shall not act as trial counsel for any party in a lawsuit against the Company or any of its subsidiaries or Affiliated Companies, provided, however, that the Executive shall be permitted to appear pro se.

      (e)   The Executive shall be bound by the provisions of Section 11(a) and
            (d), and shall perform his obligations pursuant to Section 11(a) and
            (d), during the Term of Employment and for 18 months thereafter, provided, however, that in the event of Termination Without Cause or resignation by the Executive in accordance with Section 14(c) the Executive shall be bound by the provisions of Section 11(a) and (d), and shall perform his obligations pursuant to Section 11(a) and (d), only in the event that the Company shall pay his Severance Pay in accordance with the provisions of Section 14(b) no later than the 15th day after the termination of the Executive's employment under this Agreement or his Resignation Compensation in accordance with the provisions of Section 14(c) no later than the 15th day after the effective date of the Executive's resignation, as the case may be. For purposes of the proviso in the preceding sentence only, payment of Severance Pay or Resignation Compensation within the time specified above in an amount at least equal to the amount determined in advance to be due and owing to the Executive by a firm of independent public accountants of nationally recognized standing shall satisfy the condition of said proviso, and cause the Executive to be bound by the provisions of Section 11(a) and (d) and shall obligate the Executive to perform his obligations pursuant to
            Section 11(a) and (d) even if such amount is less than the amount actually due and owing.

      (f) The provisions of this Section 11 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

      (g) The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's and its subsidiaries and Affiliated Companies' businesses. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 11, the Company and its subsidiaries and Affiliated Companies would sustain irreparable harm, and therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Section 11. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this
            Section 11, and the Executive therefore agrees that the provisions of this Section 11 may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.


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      12.   DEDUCTIONS AND WITHHOLDING. The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statues and/or regulations from time to time in effect.

      13. MUTUAL NON-DISPARAGEMENT. Neither the Executive nor the Company will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions of this Section shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

      14.   TERMINATION.

      (a) For purposes of this Agreement, removal of the Executive from office shall be deemed to be for "Cause" as defined in Section 1(f) only if the Company delivers to the Executive within a reasonable time before the removal of the Executive from office a notice of termination for Cause specifying in reasonable detail the conviction, plea or disbarment, material failure, misconduct and economic harm or breach by the Executive that is the basis for termination and the Executive shall have failed prior to his removal to correct the stated failure, misconduct and economic harm or breach in all material respects.

      (b)   Subject to Section 7(a), in the event:

            (i) the Company terminates the Executive's employment under this Agreement without Cause,

            (ii) the Company terminates the Executive 's employment under this Agreement for Cause by reason of a conviction or disbarment that is later reversed on appeal and fails to reinstate him with full back pay, or

            (iii) (A) the Company breaches any of the covenants and agreements set forth in Sections 3(a), 4, 5, 6, or 15 (a) or (c), in any material respect, and (B) the Executive tenders to the Company a letter of resignation specifying such breach in reasonable detail and demanding Severance Pay,


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                  (any termination or resignation under the circumstances
                  referred to in Section 14(b)(i) through (iii) above being referred to as "Termination Without Cause" whether or not Cause shall exist) the Company shall pay the Executive within 15 days following the termination of the Executive's employment under this Agreement, an amount equal to three times the sum of (A) the annual Base Salary at the rate payable immediately prior to termination plus (B) the aggregate Performance Bonus with respect to the two consecutive most recently completed six-month seasons immediately prior to termination. If the federal excise tax pursuant to Section 280G of the Internal Revenue Code (the "Code") or any successor provision on "golden parachute" payments applies to the payment made pursuant to the preceding sentence, to any acceleration of vesting of Options or to any other benefit or distribution to the Executive from the Company, the Company shall immediately pay the Executive an amount equal to the excise tax incurred plus (x) an amount equal to the Tax with respect to the amount of the excise tax, plus (y) an amount equal to the federal excise tax on "golden parachute" payments with respect to the payment, if any, made pursuant to clause (x) of this sentence plus (z) an amount equal to the Tax with respect to the payment made pursuant to clause (y) of this sentence (collectively with the payment made pursuant to the preceding sentence, "Severance Pay"). No demand or other notice from the Executive with respect to Severance Pay shall be necessary in connection with Section 14(b) (i) above. Anything in this Section 14(b) to the contrary notwithstanding, the Executive shall not be entitled to Severance Pay, and the Company shall have no obligation to pay Severance Pay, if:

                  (x) within 15 days after the delivery of a letter of resignation to the Company (the "Cure Period") pursuant to
                  Section 14(b)(iii) the Company shall cure the Company's breach specified in the letter of resignation in all material respects (or shall begin in good faith to cure a breach of a nature that requires more than 15 days to cure in all material respects) and shall deliver to the Executive a notice to that effect;

                  (y) during the Cure Period the Chief Executive Officer shall request in writing that the Executive withdraw his letter of resignation pursuant to Section 14(b)(iii); and

                  (z) the Company shall deliver to the Executive during the Cure Period a written offer to reinstate the Executive with full back pay and uninterrupted Group Benefits and other benefits under this Agreement, including eligibility for a Performance Bonus.

            (c) In the event (A) a Change of Control occurs on a day at the beginning of which the Executive is an employee of the Company, and (B) the Executive within 10 business days after first receiving notice from the Company of the Change of Control tenders a letter of resignation to the Company specifying such Change of


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
            Control (whether or not the Executive shall be an employee of the Company during the period between the end of the day preceding Change of Control and the tender of such letter) and demanding Resignation Compensation, the Company shall pay the Executive immediately upon the resignation of the Executive under this Section 14(c), an amount equal to three times the annual Base Salary at the rate payable immediately prior to resignation. If the federal excise tax pursuant to Section 280G of the Code or any successor provision on "golden parachute" payments applies to the payment made pursuant to the preceding sentence or to any other benefit or distribution to the Executive from the Company, the Company shall immediately pay the Executive an amount equal to the excise tax incurred plus (x) an amount equal to the Tax with respect to the amount of the excise tax, plus (y) an amount equal to the federal excise tax on "golden parachute" payments with respect to the payment, if any, made pursuant to clause (x) of this sentence plus (z) an amount equal to the Tax with respect to the payment made pursuant to clause (y) of this sentence (collectively with the payment made pursuant to the preceding sentence, "Resignation Compensation"). Notice of Change of Control shall be given to the Executive by the Company pursuant to
            Section 21, provided, however, that the Executive, in his discretion, may accept as notice filing with the SEC of reports setting forth facts that, taken together, constitute Change of Control.

      (d) In the event of Termination Without Cause or resignation by the Executive in accordance with Section 14(c):

            (i) the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (Severance Pay or Resignation Compensation is in the nature of liquidated damages and not in the nature of a penalty); and

            (ii) the Executive shall be entitled to the following benefits and additional payments:

                  (A) any Base Salary accrued or Performance Bonus vested but not yet paid;

                  (B) a pro rata Performance Bonus for the season in which
            employment is terminated determined and payable on the basis of the number of days worked during the season and the bonus percentage established for the season;

                  (C) any accrued vacation pay;


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
                  (D) reimbursement for expenses incurred, but not paid prior to such termination of employment; and

                  (E) (x) COBRA health insurance benefits for the Executive and his dependents at the Company's expense until the COBRA benefits expire and thereafter, through the remainder, if any, of the Term of Employment equivalent reimbursement of healthcare expenses directly by the Company, (y) conversion at the Company's expense through the remainder of the Term of Employment of the group life insurance coverage on the Executive's life and (z) payment to the Executive on April 15th of each year of an amount equal to the Tax with respect to the payments made to the Executive pursuant to clauses (x) and
            (y) of this sentence in the preceding calendar year.

      (e) If the Company terminates the Executive's employment hereunder for Cause (except as provided in Section 14(b)(ii)), or in the event the Executive resigns (except as provided in Section 14(b)(iii) or 14(c)), the Executive shall be entitled to:

            (i) any Base Salary accrued and any Performance Bonus vested but not paid;

            (ii)  any accrued vacation pay;

            (iii) reimbursement for expenses incurred, but not yet paid prior to such termination of employment; and

            (iv) any other compensation and benefits that accrued prior to termination of employment as may be provided in accordance with the terms and provisions of the Group Benefits.

      (f) In the event the Company removes the Executive from office, and terminates the Executive's employment under this Agreement, or in the event the Executive resigns, the Executive shall continue to have the obligations provided for in Section 11 hereof. The provisions of this Section 14 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

      (g) The Executive shall accept the payments referred to in this Section 14 in full discharge and release of the Company of and from any further payment obligations under this Agreement except obligations under Sections 15 and 16.


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
      15.   INDEMNIFICATION.

      (a) The Company shall indemnify the Executive as provided in the By-laws.

      (b) In the event of payment of indemnities under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

      (c) The Company shall use reasonable efforts to obtain a directors' and officers' liability insurance policy covering the Executive at the level insured on the date first set forth above and to maintain the policy during the Term of Employment and for three years thereafter.

      (d) The provisions of this Section 15 shall survive the termination of the Executive's employment hereunder.

      16.   ENFORCEMENT; INTEREST.

            If any amount owing to the Executive under this Agreement is not paid by the Company, or on its behalf, within 15 days after a written demand, claim or request for payment has been delivered or sent to the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount and interest thereon and, if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit, including reasonable attorneys' fees. Interest shall be payable from the date any amount is first due and payable to the Executive at a rate equal to the highest rate payable on any of the Company's indebtedness after the date of this Agreement but in no event at a rate higher than the maximum rate then permitted by law.

      17.   ENTIRE AGREEMENT.

            This Agreement, the By-laws, the stock option agreements between the Company and the Executive and the provisions of the Group Benefits embody the entire agreement of the parties with respect to the Executive's employment and shall be interpreted in accordance with the past practice of the parties. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of the Executive by the Company and/or its subsidiaries or any Affiliated Company and the payment of severance pay.


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
      18.   WAIVER.

            The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

      19.   GOVERNING LAW.

            This Agreement shall be subject to, and governed by, the laws of the State of New Jersey.

      20.   ASSIGNABILITY.

            The obligations of the Executive may not be delegated and, except as to the designation of beneficiaries of insurance and similar benefits, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any Successor to the Company, but any such assignment shall not relieve the assigning party of any of its obligations hereunder. (The term "Successor" shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or substantially all of the assets of the Company or such subsidiary.)

      21.   NOTICES.

            All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at his or its address as set forth at the beginning of this Agreement and, in the case of the Company, addressed to the attention of its Secretary. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

      22.   SEVERABILITY.

            If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.


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
      23.   SECTION HEADINGS.

            The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      24.   COUNTERPARTS.

            This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.


      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Rochelle Park, New Jersey, in duplicate originals on November 20, 1998.


                                          UNITED RETAIL GROUP, INC.


                                          By: /s/ RAPHAEL BENAROYA
                                              ------------------------
                                          Name:  Raphael Benaroya
                                          Title: Chairman of the Board

                                          /s/ KENNETH P. CARROLL
                                          ----------------------------
                                          Kenneth P. Carroll


empagkpc.sam
KPC:JW 11/98

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